UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 1, 2023

Bakkt Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39544	98-1550750
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10000 Avalon Boulevard, Suite 1000 Alpharetta, Georgia	30009
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 534-5849

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	BKKT	The New York Stock Exchange
Warrants to purchase Class A Common Stock	BKKT WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 1, 2023, Bakkt Holdings, Inc., a Delaware corporation (“Bakkt” or the “Company”), completed the previously announced acquisition (the “Acquisition”) by Bakkt Marketplace, LLC, an indirect wholly owned subsidiary of the Company (“Bakkt Marketplace” and, together with Bakkt, the “Bakkt Parties”), of all of the membership interests in Apex Crypto LLC, a Delaware limited liability company (“Target”), from Apex Fintech Solutions Inc., a Delaware corporation (“Seller” and, together with Target, the “Seller Parties”), pursuant to the terms of a Membership Interest Purchase Agreement (as amended, the “Purchase Agreement”), dated as of November 2, 2022, by and among the Bakkt Parties and the Seller Parties. At the Closing, Bakkt Marketplace paid Seller estimated closing consideration of approximately $67.2 million in cash, which includes the base purchase price of $55.0 million, the estimated amount of cash held by the Target at closing and certain other adjustments. The cash consideration is subject to customary post-closing adjustments based on transaction expenses, indebtedness and the net working capital of Target. Seller is also entitled to receive certain contingent consideration of up to $45.0 million in shares of Bakkt’s Class A common stock depending on Target’s achievement of certain profitability targets for the fourth quarter of 2022, and up to an additional $100.0 million in shares of Bakkt’s Class A common stock depending on Target’s achievement of certain financial targets through 2025. A fulsome description of the contingent consideration was included in the Company’s Current Report on Form 8-K filed on November 3, 2022, which is incorporated by reference into this Current Report on Form 8-K.

The foregoing description of the Acquisition and the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement and Amendment No. 1 to the Purchase Agreement, which amendment adjusted certain closing mechanics and specified certain other matters related to the closing and closing timing. Such agreements are filed as Exhibits 2.1 and 2.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 8.01	Other Events.

On April 1, 2023, the Company and Seller entered into a Registration Rights Agreement (the “Registration Rights Agreement”) pursuant to which, among other things and subject to certain restrictions, the Company is required to file with the SEC a registration statement registering for resale the shares of Bakkt’s Class A common stock that may be issued as contingent consideration under the Purchase Agreement. The Registration Rights Agreement also provides holders of Registrable Securities (as defined therein) with certain customary piggyback registration rights.

The foregoing description of the Registration Rights Agreement and the transactions contemplated thereby is subject to and qualified in its entirety by reference to the full text of such agreement, a copy of which is filed as Exhibit 4.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired.

The Company intends to file the financial statements required by this Item 9.01 and Regulation S-X by an amendment to this Current Report not later than 71 calendar days after the date this Current Report is required to be filed.

(b) Pro Forma Financial Information.

The Company intends to file the pro forma financial information required by this Item 9.01 and Regulation S-X by an amendment to this Current Report not later than 71 calendar days after the date this Current Report is required to be filed.

(d) Exhibits.

Exhibit	Description

2.1†	Membership Interest Purchase Agreement, dated as of November 2, 2022, by and among the Company, Bakkt Marketplace, Seller and Target (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on November 3, 2022).

2.2†	Amendment No. 1 To Membership Interest Purchase Agreement, dated as of March 30, 2023, by and among the Company, Bakkt Marketplace, Seller and Target.

4.1	Registration Rights Agreement, dated as of April 1, 2023, by and between Bakkt Holdings, Inc. and Apex Fintech Solutions Inc.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

†

Certain schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company will furnish supplementally copies of omitted schedules, annexes, appendices, and exhibits to the Securities and Exchange Commission or its staff upon its request. Certain confidential portions of this Exhibit, marked by brackets and asterisks ([***]), have been omitted because the confidential omitted information is both (i) not material and (ii) information that the registrant customarily and actually treats as private or confidential.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: April 3, 2023

BAKKT HOLDINGS, INC.

By:	/s/ Marc D’Annunzio
Name:	Marc D’Annunzio
Title:	General Counsel and Secretary